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                                                                 Exhibit (d)(23)

                            FEE REDUCTION COMMITMENT

This FEE REDUCTION COMMITMENT is made as of February 24, 2005 by Northern Trust Investments, N.A. ("NTI").

            WHEREAS, Northern Funds (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

            WHEREAS, NTI (the "Adviser") serves as the investment adviser to the Stock Index and Small Cap Index Funds (each a "Fund" and together, the "Funds"), pursuant to an Investment Advisory and Ancillary Services Agreement dated July 31, 2000, as amended, and an Assumption Agreement by and between NTI and The Northern Trust Company dated July 31, 2000 (together, the "Investment Advisory Agreement"); and

            WHEREAS, the Adviser has previously reduced permanently its contractual fee rates under the Investment Advisory Agreement for the Funds pursuant to a Fee Reduction Commitment made as of July 31, 2002; and

            WHEREAS, the Adviser desires to make a further permanent reduction of its contractual fee rates under the Investment Advisory Agreement for the Funds; and

            WHEREAS, the Adviser represents that the quality and quantity of its services under the Investment Advisory Agreement will not be affected by this commitment and that its obligations under the Investment Advisory Agreement will remain unchanged in all respects.

            NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, the Adviser, intending to be legally bound, agrees as follows:

      1. Effective the date hereof, the Adviser reduces permanently its contractual fee rates under the Investment Advisory Agreement for the Funds as follows:

            For the services provided and the expenses assumed by the Adviser pursuant to the Investment Advisory Agreement, the Trust will pay to the Adviser, as full compensation therefor, a fee at the following annual rates of each Fund's average net assets, which fee will be computed based on the net assets of the Fund on each day and will be paid monthly:

                        FUND                                ANNUAL FEE RATE
                        ----                                ---------------
Stock Index..........................................           0.20%
Small Cap Index......................................           0.20%

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      2. Any future amendment to increase or otherwise reinstate the contractual fee rates under the Investment Advisory Agreement for the Funds as in effect prior to the date hereof must be approved by the shareholders of the affected Fund(s) as and to the extent required by the 1940 Act.

      3. This Fee Reduction Commitment shall be attached to and made a part of the Investment Advisory Agreement.

      4. The Investment Advisory Agreement shall continue in full force and effect as modified hereby.

            IN WITNESS WHEREOF, the Adviser have caused this instrument to be executed by its officers designated below as of the day and year first above written.

Attest: /s/ Diane Anderson                      NORTHERN TRUST INVESTMENTS, N.A.
        -----------------------------

                                                By /s/ William H. Belden III
                                                   -----------------------------
                                                       (Authorized Officer)

ACCEPTED AND AGREED:

NORTHERN FUNDS

By: /s/ Lloyd A. Wennlund
    ---------------------------------
Title: President

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